Cycle Country Announces Record Results for 2004
       Revenues Grow 48%, Profits Rise to $0.35/share from $0.05/share
                        Conference Call on January 5th

Cycle Country Accessories Corp., the recognized leader in developing and manufacturing a variety of products for all terrain vehicles (ATV), garden tractors and golf carts, is pleased to announce record revenues and profits for fiscal 2004.
Revenues for the year ended September 30, 2004 increased 48.8% to $20,665,674 from $13,891,993. Earnings per fully diluted share rose to $0.35 from $0.05 last year.

"We are thrilled that we beat expectations so handily, despite a tremendous run on steel prices," said Mr. Ron Hickman, CEO and President of Cycle Country Accessories. " We look forward to discussing our record results for 2004 and our outlook for 2005 on the upcoming conference call."

Cycle Country has scheduled a conference call with the investment community for Wednesday, January 5th at 12:00 p.m. (EST). The purpose for the conference call is to review Cycle Country's fiscal 2004 results that ended September 30th, current operations and projections for fiscal 2005. Management will also address an open dialogue during an open question and answer session.

Conference call information:
Investment professionals and the general public may access the call by dialing toll free at 1-877-407-8289 prior to the start of the phone conference at 12:00 pm. The conference call will be recorded and available for phone replay listening through Friday, January 12th by calling toll free at 1-877-660-6852 or toll at 1-201-612-7415 (account number 3055 and conference ID number 131357).

The conference call will also be broadcast live over the Internet. To listen to the web cast real time, please go to http://www.viavid.com and click on the "Events" heading at the top of the page then scroll down and click on Cycle Country Accessories Corp. Simply fill in the registration form where the only required information is your e-mail address and click on "Register" to access the conference call. If you do not have Windows Media Player, it is suggested that you access the site enough in advance to download and install any necessary audio software at no charge. ViaVid will provide the rebroadcast of this web cast until February 5th.
Investors are invited to email questions to be addressed on the call to Dave Davis at ddavis@cyclecountry.com by January 4,2005.

About Cycle Country Accessories Corp.
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view company information, updates, the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Todd Doom at Magellan Financial Media Group, LLC. (317) 867-2839.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."